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                                                                    Exhibit 99.1

WILSHIRE ANNOUNCES AGREEMENT TO SELL ITS U.S. OIL AND GAS BUSINESS

JERSEY CITY, N.J., March 17, 2004 -- Wilshire Enterprises Inc. ("Wilshire" or the "Company") (Amex: WOC) announced today that it has entered into a definitive agreement to sell its U.S. oil and gas business to Crow Creek Energy LLC, a Tulsa, Oklahoma based privately held portfolio company of Natural Gas Partners of Dallas, Texas for $13.7 million in gross proceeds. The transaction, which is subject to due diligence review by the purchaser and other contractual conditions, is expected to close in April 2004.

Chairman and Chief Executive Officer Sherry Wilzig Izak stated: "We are very pleased to announce the signing of a definitive agreement to sell the U.S. oil and gas business. This prospective sale is an important milestone in our continuing effort to maximize shareholder value. As a result of a comprehensive effort that included contacting numerous buyers and receiving several bids for parts and all of the Company, we believe that selling the U.S. oil and gas business at this time is a significant and attractive opportunity.

"In addition, we currently are in negotiations with potential purchasers of the Canadian oil and gas business and believe these efforts will culminate in a successful outcome in the near future. However, at this time, the Company can not predict when and if the sale of its Canadian business will be completed."

Ms. Izak continued by saying: "The Company remains committed to maximizing shareholder value and will continue to explore all possible alternatives to accomplish this goal. We believe that our real estate portfolio, based on current financial performance, offers considerable valuation upside. We remain receptive to negotiating acceptable bids to acquire our entire company, while at the same time are prepared to pursue the expansion of our real estate portfolio, by merger or otherwise. In the interim, our goal will be to increase the value of our real estate business, through improvements of our existing properties as well as the potential acquisition of new income generating assets and the potential opportunistic divestiture of select real estate assets. Again, we cannot assure our stockholders of any actions or of the timing of potential actions."

The Chairman concluded: "I am proud of the extensive effort put forth by the Company's management team, Board of Directors and outside advisors to initiate and complete the strategic review, to conduct a comprehensive process, to negotiate potential purchase agreements, and, foremost, to evaluate numerous strategic alternatives on behalf of all stockholders. At this time we are very pleased to announce this first significant accomplishment of selling the U.S. oil and gas business and look forward to announcing additional steps if and when they are achieved."

ABOUT WILSHIRE ENTERPRISES:

Wilshire is an American Stock Exchange listed corporation engaged in the acquisition, ownership and management of real estate properties in Arizona, Florida, Georgia, New Jersey and Texas and, in its discontinued operations, the exploration and development of oil and gas in the United States and Canada.

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ABOUT THE DELOITTE PROCESS:

Prior to the Company's executing a definitive agreement to sell its U.S. oil and gas business, the Company's investment bankers, Deloitte & Touche Corporate Finance LLC ("D&TCF"), contacted a broad list of potential purchasers of the Company or its individual businesses. This group included those buyers who had previously solicited the Company and those who were identified by D&TCF as potentially having an interest in the U.S. and Canada oil and gas businesses, the real estate business and / or the entire Company. The process conducted by D&TCF included, among other things, reviewing numerous bids, enabling certain prospective purchasers to conduct due diligence, and discussing with certain potential purchasers detailed potential purchase agreement terms.

FORWARD-LOOKING STATEMENTS:

The non-historical statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the underlying assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The Company's business and prospects are subject to a number of risks which could cause actual results to differ materially from those reflected in such forward-looking statements, including uncertainties inherent in any attempt to sell one or more portions of the Company at an acceptable price, volatility of oil & gas prices, the need to develop and replace reserves, risks involved in exploration and drilling, uncertainties about estimates of reserves, environmental risks relating to the Company's oil & gas and real estate properties, competition, the substantial capital expenditures required to fund the Company's oil & gas and real estate operations, market and economic changes in areas where the Company holds real estate properties, interest rate fluctuations, government regulation, and the ability of the Company to implement its business strategy. A discussion of these and other risks and uncertainties are disclosed in the Company's 2002 Form 10-K filed with the Securities and Exchange Commission.

Wilshire is being advised by Deloitte & Touche Corporate Finance, LLC and White Stone Energy, LLC.

For stockholder inquiries: please contact Philip G. Kupperman, President, Wilshire Enterprises, Inc. at (201) 420-2796

For transaction inquiries: please contact Daniel C. Pryor of Deloitte & Touche Corporate Finance LLC at (212) 436-6545.

SOURCE Wilshire Enterprises (WOC)